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Exhibit 99.1

HAMILTON ON MAIN LLC (a/k/a HAMILTON PLACE)
HAMILTON ON MAIN APARTMENTS LLC
HAMILTON 1025 LLC
Combined Financial Statements—Significant Joint Ventures
As of December 31, 2007 and 2006
and for the years ended December 31, 2007, 2006 and 2005
Together With Report of Independent
Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Joint Venture Participants
of Hamilton on Main LLC (a/k/a Hamilton Place), Hamilton on Main Apartments LLC and
Hamilton 1025 LLC

        We have audited the accompanying combined balance sheets of Hamilton on Main LLC (a/k/a Hamilton Place), Hamilton on Main Apartments LLC and Hamilton 1025 LLC as of December 31, 2007 and 2006, and the related combined statements of income, changes in joint venture capital and cash flows for each of the years in the three-year period ended December 31, 2007. The combined financial statements are the responsibility of the Joint Ventures' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

        We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Hamilton on Main LLC, Hamilton on Main Apartments LLC and Hamilton 1025 LLC at December 31, 2007 and 2006 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ MILLER WACHMAN LLP Boston, Massachusetts March 14, 2008

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON 1025 LLC

COMBINED BALANCE SHEETS

	December 31,
	2007	2006
ASSETS
Rental Properties	$34,761,032	$44,793,270
Cash and Cash Equivalents	519,254	324,729
Rents Receivable	9,550	6,979
Due from Joint Ventures	1,699,927	—
Real Estate Tax Escrows	463,787	374,094
Prepaid Expenses and Other Assets	383,917	456,275
Financing and Leasing Fees	99,791	133,798

Total Assets	$37,937,258	$46,089,145

LIABILITIES AND JOINT VENTURE CAPITAL
Mortgage Notes Payable	$21,825,000	$24,205,745
Accounts Payable and Accrued Expenses	145,394	198,896
Advance Rental Payments and Security Deposits	217,169	227,251

Total Liabilities	22,187,563	24,631,892
Commitments (Note 7)
Joint Venture Capital	15,749,695	21,457,253

Total Liabilities and Joint Venture Capital	$37,937,258	$46,089,145

See notes to combined financial statements.

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON 1025 LLC

COMBINED STATEMENTS OF INCOME

	Year Ended December 31,
	2007	2006	2005
Revenues
Rental income	$3,351,622	$3,819,267	$4,785,521
Laundry and sundry income	17,144	56,039	35,609

	3,368,766	3,875,306	4,821,130

Expenses
Administrative	90,880	158,943	187,367
Depreciation and amortization	2,162,532	2,337,808	2,741,521
Interest	1,226,342	1,780,049	2,370,930
Management fees	138,566	157,214	142,337
Operating	313,383	334,011	392,852
Renting	18,177	48,955	115,556
Repairs and maintenance	766,471	1,167,640	1,790,884
Taxes and insurance	516,676	717,725	787,205

	5,233,028	6,702,345	8,528,652

Operating Loss	(1,864,262)	(2,827,039)	(3,707,522)

Other Income (Loss)
Interest income	35,615	840	357
Gains on condominium sales	1,958,516	2,986,238	8,484,363
Other Income (expenses)	(37,428)	50	(404,881)

	1,956,704	2,987,128	8,079,839

Net Income	$92,442	$160,089	$4,372,316

See notes to combined financial statements.

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON 1025 LLC

COMBINED STATEMENTS OF CHANGES IN JOINT VENTURE CAPITAL

	Hamilton 1025	Hamilton on Main Apts	Hamilton Place Sales	Total
Balance, January 1, 2005	$—	$15,794,850	$—	$15,794,850
Investment by owners	4,705,000	—	—	4,705,000
Distribution to owners	(4,025,00)	(50,000)	—	(4,075,000)
Net Income (loss)	3,445,866	(2,069,031)	2,995,480	4,372,315

Balance, December 31, 2005	4,125,866	13,675,819	2,995,480	20,797,165
Transfer of equity	—	(2,550,594)	2,550,594	—
Investment by owners	—	600,000	—	600,000
Distribution to owners	(100,000)	—	—	(100,000)
Net Income (loss)	558,126	(1,150,258)	752,220	160,088

Balance, December 31, 2006	4,583,992	10,574,967	6,298,294	21,457,253
Investment by owners	—	—	—	—
Distribution to owners	(1,600,000)	(600,000)	(3,600,000)	(5,800,000)
Net Income (loss)	399,551	(1,209,113)	902,004	92,442

Balance, December 31, 2007	$3,383,543	$8,765,854	$3,600,298	$15,749,695

See notes to combined financial statements.

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON 1025 LLC

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2007	2006	2005
Cash Flows from Operating Activities
Net income (loss)	$92,442	$160,089	$4,372,316

Adjustments to reconcile net income to net cash provided (used) by operating activities:
Gain on sale of condominiums	(1,958,516)	(2,986,239)	(8,484,363)
Depreciation and amortization	2,162,532	2,337,808	2,741,521
Rent Supplement	(2,174)	—	—
Changes in operating assets and liabilities:
(Increase) Decrease in rents receivable	(2,572)	18,144	(12,140)
Decrease in accounts payable and accrued expense	(53,501)	(52,696)	(72,315)
Increase in real estate tax escrow	(89,694)	(183,008)	(191,085)
Increase in due from joint ventures	(1,699,927)	—	—
(Increase) decrease in financing and leasing fees	10,039	(42,205)	(331,009)
(Increase) decrease in prepaid expenses and other assets	72,359	114,695	(407,934)
(Decrease) Increase in advance rental payments and security deposits	(10,082)	(24,217)	82,289

Total adjustments	(1,571,536)	(817,718)	(6,675,036)

Net cash used in operating activities	(1,479,094)	(657,629)	(2,302,720)

Cash flows provided by investing activities
Proceeds from sales of condominiums	10,593,794	11,530,646	33,037,589
Purchase and improvement of rental properties	(739,430)	(767,392)	(25,661,017)

Net cash provided by investing activities	9,854,364	10,763,254	7,376,572

Cash flows used in Financing activities
Proceeds of mortgage notes payable	—	5,000,000	25,740,085
Principal payments of mortgage notes payable	—	(4,818,886)	(26,057)
Principal payments from sales proceeds	(2,380,745)	(10,907,643)	(31,019,316)
Distributions to/investment by investors	(5,800,000)	500,000	630,000

Net cash used in financing activities	(8,180,745)	(10,226,529)	(4,675,288)

Net increase (decrease) in cash and cash equivalents	194,525	(120,904)	398,564
Cash and cash equivalents, at beginning of year	324,729	445,634	47,070

Cash and cash equivalents, at end of year	$519,254	$324,730	$445,634

See notes to combined financial statements.

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON 1025 LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

        Principles of Combination:    The combined financial statements include the accounts of Hamilton on Main LLC (a/k/a Hamilton Place), Hamilton on Main Apartments LLC, and Hamilton 1025 LLC ("The Joint Ventures") or ("The Investment Properties"), each of which is owned 50% by New England Realty Associates, LP ("NERA") and are "significant subsidiaries" under Rule 3-09 of Regulation S-X requiring separate financial statements. All significant intercompany accounts and transactions are eliminated in the combined statements between these three entities.

        Accounting Estimates:    The preparation of the financial statements, in conformity with accounting principles generally accepted in the United State of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Accordingly, actual results could differ from those estimates.

        Revenue Recognition:    Rental income is recognized over the term of the related lease. Amounts 60 days in arrears are charged against income. Certain leases of commercial properties provide for increasing stepped minimum rents, which are accounted for on a straight-line basis over the term of the lease. Gain on condominium sales are recognized upon the closing of transactions.

        Rental Properties:    Properties are stated at cost less accumulated depreciation. Maintenance and repairs are charged to expense as incurred; improvements and additions are capitalized. When assets are retired or otherwise disposed of, the cost of the asset and related accumulated depreciation is eliminated from the accounts, and any gain or loss on such disposition is included in other income. Fully depreciated assets are removed from the accounts. Properties are depreciated by both straight-line and accelerated methods over their estimated useful lives.

        In the event that facts and circumstances indicate that the carrying value of a property may be impaired, an analysis of the value is prepared. The estimated future undiscounted cash flows are compared to the asset's carrying value to determine if a write-down to fair value is required.

        Financing and Leasing Fees:    Financing fees are capitalized and amortized, using the interest method, over the life of the related mortgages. Leasing fees are capitalized and amortized on a straight-line basis over the life of the related lease. Unamortized balances are expensed when the corresponding fee is no longer applicable.

        Income Taxes:    The financial statements have been prepared on the basis that the joint ventures are entitled to tax treatment as partnerships. Accordingly, no provision for income taxes has been recorded.

        Cash Equivalents:    The Joint Ventures considers cash equivalents to be all highly liquid instruments purchased with a maturity of three months or less.

        Segment Reporting:    Operating segments are revenue-producing components of the joint venture for which separate financial information is produced internally for management. Under the definition, The Joint Ventures operated, for all periods presented, as one segment.

        Concentration of Credit Risks and Financial Instruments:    The Joint Venture's properties are located in Greater Boston, and are subject to the general economic risks related thereto. No single

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON 1025 LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

tenant accounted for more than 5% of the joint ventures revenues in 2007, 2006 or 2005. The joint ventures make its temporary cash investments with high-credit-quality financial institutions.

        Advertising Expense:    Advertising is expensed as incurred. Advertising expense was insignificant in 2007, 2006 and 2005.

NOTE 2. RENTAL PROPERTIES

        Properties consist of the following:

	Year Ended December 31,
	2007	2006	Useful Life
Land, improvements and parking lots	$6,213,549	$7,482,694	10–40 years
Buildings and improvements	30,708,163	38,090,014	15–40 years
Kitchen cabinets	513,409	489,276	5–10 years
Carpets	239,962	222,781	5–10 years
Air conditioning	62,308	67,821	7–10 years
Laundry equipment	5,129	11,543	5–7 years
Equipment	108,027	107,352	5–7 years
Motor vehicles	28,588	28,588	5 years
Fences	990	990	5–10 years
Furniture and fixtures	2,757,046	2,774,741	5–7 years
Smoke alarms	2,943	2,943	5–7 years

	40,640,114	49,278,743
Less accumulated depreciation	(5,879,082)	(4,485,473)

	34,761,032	$44,793,270

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON 1025 LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007

NOTE 2. RENTAL PROPERTIES (Continued)

        A reconciliation of rental properties and accumulated depreciation is as follows:

	Hamilton Place Sales	Hamilton On Main Apts	Hamilton 1025	Total
Rental Properties at Cost
Balance, January 1, 2005	—	56,510,778	—	56,510,778
Purchase of and addition to property	452,871	833,263	24,374,883	25,661,017
Transfers between affiliates	27,259,994	(27,259,994)	—	—
Condominium sale	(12,900,859)	—	(11,784,720)	(24,685,579)

Balance, December 31, 2005	14,812,006	30,084,047	12,590,163	57,486,216
Purchase of and addition to property	284,603	223,090	259,699	767,392
Transfers between affiliates	107,833	(107,833)	—	—
Condominium sale	(5,965,515)	—	(3,009,349)	(8,974,864)

Balance, December 31, 2006	9,238,927	30,199,304	9,840,513	49,278,744
Purchase of and addition to property	467,245	111,503	160,063	738,811
Transfers between affiliates	—	—	—	—
Condominium sale	(7,427,329)	—	(1,950,111)	(9,377,440)

Balance, December 31, 2007	$2,278,843	$30,310,807	$8,050,465	$40,640,114

Accumulated Depreciation
Balance, January 1, 2005	—	365,309	—	365,309
Depreciation for year	649,475	1,447,897	489,665	2,587,037
Depreciation of dispositions	(170,139)	—	(132,353)	(302,492)

Balance, December 31, 2005	479,336	1,813,206	357,312	2,649,854
Depreciation for year	407,286	1,428,340	430,450	2,266,076
Depreciation of dispositions	(292,127)	—	(138,330)	(430,457)

Balance, December 31, 2006	594,495	$3,241,546	$649,432	$4,485,473
Depreciation for year	207,116	1,571,145	360,554	2,138,815
Depreciation of dispositions	(592,147)	—	(153,059)	(745,206)

Balance, December 31, 2007	$209,464	$4,812,691	$856,927	$5,879,082

Book Value	$2,069,379	$25,498,116	$7,193,538	$34,761,032

Book Value of unsold condominiums	$2,069,379	$—	274,669	$2,344,048

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON 1025 LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007

NOTE 2. RENTAL PROPERTIES (Continued)

NOTE 3. RELATED PARTY TRANSACTIONS

        The Joint Ventures' properties are managed by an entity that is owned by the majority shareholder of the General Partner. The management fee is equal to 4% of rental revenue and laundry income. Total fees paid were approximately $113,000, $157,000 and $142,000 in 2007, 2006 and 2005, respectively.

        In 2007, the Management Company also received approximately $300 for construction costs, $1,700 for construction supervision and architectural fees, $23,000 for maintenance services and $10,000 for administrative services. The Hamilton Company legal department acts as closing attorney on certain condo sales receiving approximately $45,000 during the year ended December 31, 2007. An entity partially owned by the majority shareholder of the General Partner is the sales agent for certain condominium sales receiving approximately $252,000 of commissions in 2007.

        In 2006, the Management Company also received approximately $9,500 for construction costs, $9,000 for construction supervision and architectural fees, $103,000 for maintenance services and $8,000 for administrative services. The Hamilton Company legal department acts as closing attorney on certain condo sales receiving approximately $47,000 during the year ended December 31, 2006. An entity partially owned by the majority shareholder of the General Partner is the sales agent for certain condominium sales receiving approximately $213,000 of commissions in 2006.

        In 2005, the Management Company also received approximately $324,000 for construction costs, $24,000 for construction supervision and architectural fees, $49,000 for maintenance services and $20,000 for administrative services. The Hamilton Company legal department acts as closing attorney on certain condo sales receiving approximately $29,000 during the year ended December 31, 2005. An entity partially owned by the majority shareholder of the General Partner is the sales agent for certain condominium sales receiving approximately $81,000 of commissions in 2005.

        Inter company balances with related joint ventures are as follows:

	Due From	Due To	Total
Significant Combined Joint Ventures
Hamilton on main due to Hamilton Place Sales		(430,591)	(430,591)
Hamilton Place Sales due from Hamilton on Main	430,591		430,591
Non-Significant Joint Ventures
Hamilton Bay Sales owns Hamilton Place Sales	600,000		600,000
345 Franklin owns Hamilton Place Sales	25,000		25,000
Hamilton Bay Sales owns Hamilton 1025	999,927		999,927
Minuteman Apts owns Hamilton Place Sales	75,000		75,000

Total	2,130,518	(430,591)	1,699,927

NOTE 4. OTHER ASSETS

        Financing and leasing fees of approximately $100,000 and $134,000 are net of accumulated amortization of approximately $31,000 and $63,000 at December 31, 2007 and, 2006, respectively.

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON 1025 LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007

NOTE 5. MORTGAGE NOTES PAYABLE

        At December 31, 2007 and 2006, the mortgages payable consisted of various loans, all of which were secured by first mortgages on properties referred to in Note 2. At December 31, 2007, the interest rates on these loans ranged from 5.18% to 5.67%, payable in monthly installments aggregating approximately $96,253, including interest, to various dates through 2016. The majority of the mortgages are subject to prepayment penalties. At December 31, 2007, the weighted average interest rate on the above mortgages was 5.29%.

        The Joint Ventures have pledged tenant leases as additional collateral for certain of these loans.

        Approximate annual maturities at December 31, 2007 are as follows:

	Hamilton Place Sale	Hamilton On Main Apts	Hamilton 1025	Total
2008—Current Maturities	$—	$199,364	$—	$199,364
2009	—	250,854	—	250,854
2010	—	264,161	—	264,161
2011	—	278,174	—	278,174
2012	—	292,931	4,513	297,444
Thereafter	—	15,539,516	4,995,487	20,535,003

	$—	$16,825,000	$5,000,000	$21,825,000

NOTE 6. ADVANCE RENTAL PAYMENTS AND SECURITY DEPOSITS

        The Joint Ventures' residential lease agreements may require tenants to maintain a one-month advance rental payment and/or a security deposit. At December 31, 2007, amounts received for prepaid rents of approximately $130,852 are included in cash and cash equivalents; security deposits of approximately $69,167 are included with other assets.

NOTE 7. COMMITMENTS AND CONTINGENCIES

        From time to time, the Joint Ventures may be involved in various ordinary routine litigation incidental to their business. The Joint Ventures either have insurance coverage or have provided for any uninsured claims, which, in the aggregate, are not significant. The Joint Ventures are not involved in any material pending legal proceedings.

NOTE 8. RENTAL INCOME

        Substantially all rental income was related to residential apartments and condominium units with leases of one year of less.

        Rents receivable are net of allowances for doubtful accounts of approximately $5,000, $31,000 and $23,000 at December 31, 2007, 2006 and 2005, respectively.

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON 1025 LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007

NOTE 9. CASH FLOW INFORMATION

        During the years ended December 31, 2007, 2006 and 2005, cash paid for interest was approximately $1,200,000, $1,800,000 and $2,400,000 respectively.

NOTE 10. FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following methods and assumptions were used by the Joint Ventures in estimating the fair value of their financial instruments:

  •
  For cash and cash equivalents, other assets, investment in partnerships, accounts payable, advance rents and security deposits: fair value approximates the carrying value of such assets and liabilities.

  •
  For mortgage notes payable: fair value is generally based on estimated future cash flows, which are discounted using the quoted market rate from an independent source for similar obligations. Refer to the table below for the carrying amount and estimated fair value of such instruments.

	Carrying Amount	Estimated Fair Value
Mortgage Notes Payable
At December 31, 2007	$21,825,000	$21,213,414
At December 31, 2006	$24,205,745	$24,752,938

        Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 2007 and 2006. Although management is not aware of any factors that would significantly affect the fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since December 31, 2007 and current estimates of fair value may differ significantly from the amounts presented herein.

NOTE 11. TAXABLE INCOME AND TAX BASIS

        The Joint Ventures are not subject to income taxes as they file partnership tax returns whereby their income or loss is reportable by the owners.

        Taxable income is different than financial statement income because of accelerated depreciation, different tax lives, and timing differences related to prepaid rents and allowances. Gains from sale of condominiums are taxable at ordinary rates. Taxable income is approximately $400,000 less than statement income for the year ended December 31, 2007. The cumulative tax basis of the Joint Ventures real estate at December 31, 2007 is approximately $90,000 greater than the statement basis.

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON 1025 LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007

NOTE 12. COMBINING FINANCIAL STATEMENT SCHEDULES

	Hamilton 1025	Hamilton on Main Apartments	Hamilton Place Sales	Total
2007 Balance Sheet
ASSETS
Rental Properties	7,193,537	25,498,116	2,069,379	34,761,032
Cash & Cash Equivalents	105,981	3,690	409,583	519,254
Rent Receivable	(499)	9,948	102	9,550
Real Estate Tax Escrow	47,075	416,713	—	463,787
Due From Joint Venture	999,927	(430,591)	1,130,591	1,699,927
Prepaid Expenses & Other Assets	63,405	319,805	706	383,917
Financing & Leasing Fees	44,777	51,946	3,068	99,791
				—

Total Assets	8,454,203	25,869,625	3,613,430	37,937,258

LIABILITIES AND PARTNERS' CAPITAL
Mortgage Notes Payable	5,000,000	16,825,000	—	21,825,000
Accounts Payable& Accrued Exp	7,759	125,821	11,814	145,394
Advance Rental Pymts& Security Dep	62,903	152,948	1,318	217,169

Total Liabilities	5,070,662	17,103,769	13,132	22,187,563

Partners' Capital	3,383,543	8,765,854	3,600,298	15,749,695

Total Liabilities and Capital	8,454,205	25,869,623	3,613,430	37,937,258

Partners' Capital—NERA 50%	1,691,772	4,382,927	1,800,149	7,874,848

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON 1025 LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007

NOTE 12. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

	Hamilton 1025	Hamilton on Main Apartments	Hamilton Place Sales	Total
2007 Income Statement
Revenues
Rental Income	800,740	2,345,736	205,146	3,351,622
Laundry and Sundry Income	—	17,144	—	17,144

	800,740	2,362,880	205,146	3,368,766

Expenses
Administrative	22,818	51,461	16,601	90,880
Depreciation and Amortization	365,576	1,579,843	217,113	2,162,532
Interest	288,307	887,884	50,151	1,226,342
Management Fees	35,165	95,218	8,183	138,566
Operating	3,387	305,128	4,869	313,383
Renting	4,927	13,250	—	18,177
Repairs and Maintenance	270,217	351,000	145,255	766,471
Taxes and Insurance	151,350	288,929	76,397	516,676

	1,141,747	3,572,712	518,569	5,233,028

Income Before Other Income	(341,006)	(1,209,832)	(313,423)	(1,864,262)

Other Income (Loss)
Interest Income	13,437	720	21,458	35,615
Gain on Sale of Real Estate	764,548	—	1,193,968	1,958,516
Other Income (Expenses)	(37,428)	—	—	(37,428)

	740,558	720	1,215,426	1,956,704

Net Income (Loss)	399,551	(1,209,113)	902,004	92,442

P&L—NERA 50%	199,776	(604,556)	451,002	46,221

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON 1025 LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007

NOTE 12. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

	Hamilton 1025	Hamilton on Main Apartments	Hamilton Place Sales	Total
2007 Cash Flow Statement
Cash Flows from Oterating Activites
Net Income (loss)	399,551	(1,209,113)	902,004	92,442

Adjustments to reconcile net income to net cash provided (used) by operating activites:
Gain on sale of condominiums	(764,548)	0	(1,193,968)	(1,958,516)
Depreciation and amortization	365,576	1,579,843	217,113	2,162,532
Rent Supplement	(2,174)	0	0	(2,174)
Changes in operating assets and liabilities:
(Increase) Decrease in rents receivable	7,478	(9,948)	(102)	(2,572)
Decrease in accounts payable and accrued expenses	(6,544)	(23,369)	(23,588)	(53,501)
(Increase)in real estate tax escrow	(16,137)	(73,557)	0	(89,694)
(Increase) in due from joint venture	(999,927)	430,591	(1,130,591)	(1,699,927)
Decrease in financing and leaseing fees	0	0	10,039	10,039
Decrease in prepaid expsenses and other assets	37,493	3,145	31,721	72,359
(Decrease) incease in advance rental payments and security deposits	(3,270)	10,912	(17,724)	(10,082)

Total adjustments	(1,382,053)	1,917,617	(2,107,100)	(1,571,536)

Net cash provided by (used in)operating activites	(982,502)	708,504	(1,205,096)	(1,479,094)

Cash flows provided by (used in) investing activites
Proceeds from sales of condominiums	2,564,026	0	8,029,768	10,593,794
Purchase and improvement of rental properties	(160,063)	(111,503)	(467,864)	(739,430)

Net cash provided by (used in) investing activites	2,403,963	(111,503)	7,561,904	9,854,364

Cash flows provided by (used in) Financing activites
Principal payments of mortgage & notes payable	0	0	0	0
Principal payments from sales proceeds	0	0	(2,380,745)	(2,380,745)
Distributions to investors	(1,600,000)	(600,000)	(3,600,000)	(5,800,000)

Net cash used in financing activities	(1,600,000)	(600,000)	(5,980,745)	(8,180,745)

Net increase (decrease) in cash and cash equivalents	(178,539)	(2,999)	376,063	194,525
Cash and cash equivalents, at beginning of year	284,520	6,689	33,520	324,729

Cash and cash equivalents, at end of year	105,981	3,690	409,583	519,254

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND HAMILTON 1025 LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007

NOTE 12. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

2006 Balance Sheet

	Hamilton 1025	Hamilton on Main Apartments	Hamilton Place Sales	Total
ASSETS
Rental Properties	$9,191,080	$26,957,758	$8,644,432	$44,793,270
Cash and Cash Equivalents	284,520	6,689	33,520	324,729
Rents Receivable	6,979	—	—	6,979
Real Estate Tax Escrows	30,938	343,155	—	374,094
Prepaid Expenses and Other Assets	100,898	322,950	32,427	456,275
Financing and Leasing Fees	50,051	60,642	23,106	133,798

Total Assets	$9,664,467	$27,691,193	$8,733,484	$46,089,145

LIABILITIES AND JOINT VENTURES' CAPITAL
Mortgage Notes Payable	$5,000,000	$16,825,000	$2,380,745	$24,205,745
Accounts Payable and Accrued Expenses	14,303	149,190	35,402	198,896
Advance Rental Payments and Security Deposits	66,173	142,036	19,042	227,251

Total Liabilities	5,080,476	17,116,226	2,435,190	24,631,892

Joint Ventures' Capital	4,583,992	10,574,967	6,298,294	21,457,253

Total Liabilities and Joint Ventures' Capital	$9,664,467	$27,691,193	$8,733,484	$46,089,145

Joint Ventures' Capital—NERA 50%	$2,291,996	$5,287,483	$3,149,147	$10,728,627

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND HAMILTON 1025 LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007

NOTE 12. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

2006 Income Statement

	Hamilton 1025	Hamilton on Main Apartments	Hamilton Place Sales	Total
Revenues
Rental Income	$912,639	$2,323,773	$582,856	$3,819,267
Laundry and Sundry Income	15,782	40,256	—	56,038

	928,421	2,364,029	582,856	3,875,306

Expenses
Administrative	85,710	64,496	8,736	158,943
Depreciation and Amortization	478,491	1,439,203	420,114	2,337,808
Interest	473,355	887,425	419,270	1,780,049
Management Fees	38,870	95,319	23,025	157,214
Operating	21,190	301,164	11,657	334,011
Renting	15,396	31,249	2,309	48,955
Repairs and Maintenance	442,363	353,424	371,852	1,167,640
Taxes and Insurance	209,530	340,074	168,121	717,725

	1,764,906	3,512,354	1,425,085	6,702,345

Income Before Other Income	(836,485)	(1,148,325)	(842,229)	(2,827,039)

Other Income (Loss)
Interest Income	533	(1,933)	2,240	840
Gain on Sale of Real Estate	1,394,028	—	1,592,211	2,986,239
Other Income (Expenses)	50	—	—	50

	$1,394,611	$(1,933)	$1,594,451	$2,987,128

Net Income (Loss)	$558,126	$(1,150,259)	$752,222	$160,089

NERA 50%	$279,063	$(575,129)	$376,111	$80,045

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND HAMILTON 1025 LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007

NOTE 12. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

2006 Cash Flow Statement

	Hamilton 1025	Hamilton on Main Apartments	Hamilton Place Sales	Total
Cash Flows from Operating Activities
Net income (loss)	$558,126	$(1,150,259)	$752,222	$160,089

Adjustments to reconcile net income to net cash provided (used) by operating activities:
Gain on sale of condominiums	(1,394,028)	—	(1,592,211)	(2,986,239)
Depreciation and amortization	478,491	1,439,203	420,114	2,337,808
Changes in operating assets and liabilities:
(Increase) Decrease in rents receivable	6,933	11,185	26	18,144
(Decrease) increase in accounts payable and accrued expense	(28,490)	(18,169)	(6,037)	(52,696)
(Increase) in real estate tax escrow	(30,938)	(152,070)	—	(183,008)
(Increase) decrease in financing and leasing fees	(50,513)	(2,167)	10,475	(42,205)
(Increase) Decrease in prepaid expenses and other assets	107,796	(148,940)	155,839	114,695
(Decrease) Increase in advance rental payments and security deposits	(10,388)	7,948	(21,777)	(24,217)

Total Adjustments	(921,138)	1,136,991	(1,033,571)	(817,718)

Net cash provided by (used in) operating activities	(363,012)	(13,268)	(281,349)	(657,629)

Cash Flows Used in Investing Activities
Proceeds from sales of condominiums	4,265,047	—	7,265,599	11,530,646
Transfers between affiliates	—	107,833	(107,833)	—
Purchase and improvement of rental properties	(259,699)	(223,090)	(284,603)	(767,392)

Net cash provided by (used in) investing activities	4,005,348	(115,257)	6,873,163	10,763,254

Cash Flows Used in Financing Activities
Proceeds of mortgage notes payable	5,000,000	—	—	5,000,000
Principal payments of mortgage notes payable	(4,818,886)	—	—	(4,818,886)
Principal payments from sales proceeds	(4,432,114)	—	(6,475,529)	(10,907,643)
Transfers between affiliates	—	823,071	(823,071)	—
Distributions to/investment by investors	(100,000)	600,000	—	500,000

Net cash provided by (used in) financing activities	(4,351,000)	1,423,071	(7,298,600)	(10,226,529)

Net Increase (Decrease in) Cash and Cash Equivalents	(708,664)	1,294,546	(706,786)	(120,904)
Cash and Cash Equivalents, at beginning of year	993,185	(1,287,856)	740,305	445,634

Cash and Cash Equivalents, at end of year	$284,521	$6,690	$33,518	$324,730

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON 1025 LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007

NOTE 12. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

2005 Balance Sheet

	Hamilton 1025	Hanilton on Main Apartments	Hamilton Place Sales	Total
ASSETS
Rental Properties	$12,232,851	$28,270,841	$14,332,670	$54,836,362
Cash and Cash Equivalents	993,185	(1,287,856)	740,305	445,634
Rents Receivable	13,912	11,185	26	25,123
Real Estate Tax Escrows	—	191,085	—	191,085
Prepaid Expenses and Other Assets	208,694	174,010	188,266	570,969
Financing and Leasing Fees	47,578	69,338	46,409	163,325

Total Assets	$13,496,220	$27,428,602	$15,307,676	$56,232,497

LIABILITIES AND JOINT VENTURES' CAPITAL
Mortgage Notes Payable	$9,251,000	$16,825,000	$8,856,275	$34,932,274
Accounts Payable and Accrued Expense	42,793	167,359	41,439	251,591
Advance Rental Payments and Security Deposits	76,561	134,088	40,819	251,468

Total Liabilities	9,370,354	17,126,447	8,938,533	35,435,333

Joint Ventures' Capital	4,125,866	10,302,154	6,369,143	20,797,164

Total Liabilities and Joint Ventures' Capital	$13,496,220	$27,428,601	$15,307,676	$56,232,497

Joint Ventures' Capital—NERA 50%	$2,062,933	$5,151,077	$3,184,572	$10,398,582

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON 1025 LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007

NOTE 12. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

2005 Income Statement

	Hamilton 1025	Hamilton on Main Apartments	Hamilton Place Sales	Total
Revenues
Rental Income	$1,309,804	$2,277,266	$1,198,451	$4,785,521
Laundry and Sundry Income	13,975	21,634	—	35,609

	1,323,778	2,298,901	1,198,451	4,821,130

Expenses
Administrative	114,029	71,181	2,157	187,367
Depreciation and Amortization	683,066	1,460,370	598,084	2,741,521
Interest	638,370	1,041,315	691,245	2,370,930
Management Fees	30,331	94,480	17,525	142,337
Operating	34,988	342,926	14,938	392,852
Renting	62,845	33,708	19,004	115,556
Repairs and Maintenance	615,581	567,038	608,265	1,790,884

Taxes and Insurance	224,248	352,033	210,924	787,205

	2,403,459	3,963,051	2,162,143	8,528,652

Income Before Other Income	(1,079,680)	(1,664,150)	(963,692)	(3,707,522)
Other Income (Loss)
Interest Income	357	—	—	357
Gain on Sale of Real Estate	4,525,190	—	3,959,173	8,484,363
Other Income (Expenses)	—	(404,881)	—	(404,881)

	$4,525,546	$(404,881)	$3,959,173	$8,079,839

Net Income (Loss)	$3,445,866	$(2,069,031)	$2,995,481	$4,372,316

NERA 50%	$1,722,933	$(1,034,515)	$1,497,741	$2,186,158

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON 1025 LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007

NOTE 12. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

2005 Cash Flow Statement

	Hamilton 1025	Hamilton on Main Apartments	Hamilton Place Sales	Total
Cash Flows from Operating Activities
Net income (loss)	$3,445,866	$(2,069,031)	$2,995,481	$4,372,316

Adjustments to reconcile net income to net cash provided (used) by operating activities:
Gain on sale of condominiums	(4,525,190)	—	(3,959,173)	(8,484,363)
Depreciation and amortization	683,066	1,460,370	598,084	2,741,521
Changes in operating assets and liabilities:
(Increase) Decrease in rents receivable	(13,912)	1,798	(26)	(12,140)
(Decrease) increase in accounts payable and accrued expense	42,793	(156,545)	41,439	(72,313)
(Increase) in real estate tax escrow	—	(191,085)	—	(191,085)
(Increase) decrease in financing and leasing fees	(240,979)	75,127	(165,157)	(331,009)
(Increase) Decrease in prepaid expenses and other assets	(208,694)	(10,974)	(188,266)	(407,934)
(Decrease) Increase in advance rental payments and security deposits	76,561	(35,091)	40,819	82,289

Total Adjustments	(4,186,355)	1,143,600	(3,632,280)	(6,675,034)

Net cash provided by (used in) operating activities	(740,489)	(925,431)	(636,798)	(2,302,718)

Cash Flows Used in Investing Activities
Proceeds from sales of condominiums	16,177,557	—	16,860,032	33,037,589
Transfers between affiliates	—	27,259,994	(27,259,994)	—
Purchase and improvement of rental properties	(24,374,883)	(833,263)	(452,871)	(25,661,017)

Net cash provided by (used in) investing activities	(8,197,326)	26,426,731	(10,852,833)	7,376,572

Cash Flows Used in Financing Activities
Proceeds of mortgage notes payable	24,200,000	578,183	961,902	25,740,085
Principal payments of mortgage notes payable	—	(26,057)	—	(26,057)
Principal payments from sales proceeds	(14,949,000)	(3,012,400)	(13,057,916)	(31,019,316)
Transfers between affiliates	—	(24,325,952)	24,325,952	—
Distributions to/investment by investors	680,000	(50,000)	—	630,000

Net cash provided by (used in) financing activities	9,931,000	(26,836,226)	12,229,938	(4,675,288)

Net Increase (Decrease in) Cash and Cash Equivalents	993,185	(1,334,926)	740,307	398,566
Cash and Cash Equivalents, at beginning of year	—	47,070	—	47,070

Cash and Cash Equivalents, at end of year	$993,185	$(1,287,856)	$740,307	$445,636

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON 1025 LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007

NOTE 13. NEW ACCOUNTING PRONOUNCEMENT

  Recent Accounting Pronouncements

        In September 2006, the FASB issued Statement No. 157, Fair Value Measurements ("SFAS No. 157"). SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. This statement clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. SFAS No. 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS No. 157 applies whenever other standards require assets or liabilities to be measured at fair value. This statement is effective in fiscal years beginning after November 15, 2007. We believe that the adoption of this standard on January 1, 2008 will not have a material effect on our consolidated financial statements.

        In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 ("SAB 108"), which becomes effective for the first fiscal period ending after November 15, 2006. SAB 108 provides guidance on the consideration of the effects of prior period misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 provides for the quantification of the impact of correcting all misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements. The adoption of SAB 108 on December 21, 2006 did not have a material effect on our consolidated financial statements.

        In February 2007, the FASB issued statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("FASB No. 159").SFASB No. 159 expands opportunities to use fair value measurement in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. This Statement is effective for fiscal years beginning after November 15, 2007. We have not decided if we will early adopt SFAS No. 159 or if we will choose to measure any eligible financial assets and liabilities at fair value.

        FASB No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. FASB No. 159 is expected to expand the use of fair value measurement, which is consistent with FASB's long-term measurement objectives for accounting for financial instruments. This Statement applies to all entities, including not-for-profit organizations. Most of the provisions of this Statement apply only to entities that elect the fair value option. However, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. Some requirements apply differently to entities that do not report net income.

        The following are eligible items for the measurement option established by FASB No. 159.

  1.
  Recognized financial assets and financial liabilities except:

  a.
  An investment in a subsidiary that the entity is required to consolidate;

  b.
  An interest in a variable interest entity that the entity is required to consolidate;

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON 1025 LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007

NOTE 13. NEW ACCOUNTING PRONOUNCEMENT (Continued)

    c.
    Employers' and plans' obligations (or assets representing net over funded positions) for pension benefits, other postretirement benefits (including health care and life insurance benefits), post employment benefits, employee stock option and stock purchase plans, and other forms of deferred compensation arrangements, as defined in FASB Statements No. 35, Accounting and Reporting by Defined Benefit Pension Plans, No. 87, Employers' Accounting for Pensions, No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, No. 112, Employers' Accounting for Post employment Benefits, No. 123 (revised December 2004), Share-Based Payment, No. 43, Accounting for Compensated Absences, No. 146, Accounting for Costs Associated with Exit or Disposal Activities, and No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, and APB Opinion No. 12, Omnibus Opinion—1967;

    d.
    Financial assets and financial liabilities recognized under leases as defined in FASB Statement No. 13, Accounting for Leases (This exception does not apply to a guarantee of a third-party lease obligation or a contingent obligation arising from a cancelled lease.);

    e.
    Deposit liabilities, withdrawal on demand, of banks, savings and loan associations, credit unions, and other similar depositary institutions; and

    f.
    Financial instruments that are, in whole or in part, classified by the issuer as a component of shareholder's equity (including "temporary equity"). An example is a convertible debt security with a noncontingent beneficial conversion feature.

  2.
  Firm commitments that would otherwise not be recognized at inception and that involve only financial instruments.

  3.
  Nonfinancial insurance contracts and warranties that the insurer can settle by paying a third party to provide those goods or services.

  4.
  Host financial instruments resulting from separation of an embedded nonfinancial derivative instrument from a nonfinancial hybrid instrument.

        The fair value option established by FASB No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. FASB No. 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. The Company does not expect that the implementation of FASB No. 159 will have a material effect on the Company's consolidated financial position or results of operations.

FASB Statement No. 141(R)—(revised 2007), ("FASB No. 141(R)"), Business Combinations

        In December 2007, the FASB issued FASB No. 141(R) which establishes principles and requirements for how the acquirer shall recognize and measure in its financial statements the identifiable assets acquired, liabilities assumed, any noncontrolling interest in the acquiree and goodwill acquired in a business combination. This statement is effective for business combinations for which the

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON 1025 LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007

NOTE 13. NEW ACCOUNTING PRONOUNCEMENT (Continued)

acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently assessing the potential impact that the adoption of FASB No. 141(R) will have on its financial position and results of operations.

FASB Statement No. 160 ("FASB No. 160"), Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51

        In December 2007, the FASB issued No. 160, which establishes and expands accounting and reporting standards for minority interests, which will be recharacterized as noncontrolling interests, in a subsidiary and the deconsolidation of a subsidiary. FASB 160 is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. This statement is effective for fiscal years beginning on or after December 15, 2008. The Company is currently assessing the potential impact that the adoption of FASB No. 160 will have on its financial position and results of operations.

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  Exhibit 99.1